Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Walmart Deferred Compensation Matching Plan of Wal-Mart Stores, Inc., of our reports dated March 30, 2011, with respect to the consolidated financial statements of Wal-Mart Stores, Inc. and the effectiveness of internal control over financial reporting of Wal-Mart Stores, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rogers, Arkansas

December 22, 2011